Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated April 2, 2018, relating to the consolidated financial statements and financial statement schedule of Best Buy Co., Inc. and subsidiaries (“the Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Best Buy Co., Inc. for the year ended February 3, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
September 18, 2018